Exhibit 99.3

Merrill Lynch, Pierce, Fenner & Smith Incorporated

November 7, 2016

The Board of Directors

CBOE Holdings, Inc.

400 South LaSalle

Chicago, IL 60605

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 25, 2016, to the Board of Directors of CBOE Holdings, Inc. (“CBOE Holdings”) as Annex B to, and to the reference thereto under the headings “SUMMARY—Opinions of Financial Advisors—Opinions of CBOE Holdings’ Co-Lead Financial Advisors—BofA Merrill Lynch Opinion”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the CBOE Holdings Board and Its Reasons for the Merger” and “THE MERGER—Opinions of CBOE Holdings’ Co-Lead Financial Advisors—BofA Merrill Lynch Opinion” in, the joint proxy statement/prospectus relating to the proposed merger involving CBOE Holdings, CBOE Corporation, CBOE V, LLC and Bats Global Markets, Inc., which joint proxy statement/prospectus forms a part of CBOE Holdings’ Registration Statement on Form S-4 to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED